Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 13, 2017

BioScrip, Inc.

1600 Broadway, Suite 700

Denver, Colorado 80202

Re:	BioScrip, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to BioScrip, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, with respect to the resale from time to time by the selling stockholder set forth in the Registration Statement (the “Selling Stockholder”), of up to 7,093,750 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The 7,093,750 shares of Common Stock registered pursuant to the Registration Statement represent the number of shares of Common Stock underlying the contingent equity securities of the Company, in the form of restricted stock units (“RSUs”), issued in two tranches, Tranche A and Tranche B, with different vesting conditions, to the Selling Stockholder pursuant to the Asset Purchase Agreement, dated as of June 11, 2016 (as amended by the First Amendment to the Asset Purchase Agreement, dated June 16, 2016, the Second Amendment to the Asset Purchase Agreement, dated September 2, 2016, and the Third Amendment to the Asset Purchase Agreement, dated September 9, 2016, as so amended, the “Asset Purchase Agreement”) by and among HS Infusion Holdings, Inc. (“Home Solutions”), a Delaware corporation, Home Infusion Solutions, LLC, a Delaware limited liability company and a subsidiary of Home Solutions, certain subsidiaries of Home Solutions, the Company and HomeChoice Partners, Inc., a Delaware corporation. The Registration Statement provides that the Common Stock may be offered in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the Common Stock.

A Pennsylvania Limited Liability Partnership

US Austin Boston Charlotte Hartford New York Newport Beach Philadelphia Princeton San Francisco Silicon Valley Washington DC

EUROPE Brussels London Luxembourg Moscow Munich Paris ASIA Beijing Hong Kong

Each share of Common Stock will be accompanied by a right (each, a “Right”) to purchase under certain circumstances, from the Company, one ten-thousandth of a share of the Company’s Series D Junior Participating Preferred Stock, par value $0.0001 per share, pursuant to a Tax Asset Protection Plan, dated as of August 11, 2016 (the “Plan”), between the Company and American Stock Transfer &Trust Company, LLC, as Rights Agent (the “Rights Agent”). The Rights associated with the shares of Common Stock initially will trade together with the shares of Common Stock.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other instruments and such documents, certificates and receipts of public officials, certificates of officers and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Company’s Certificate of Designations of Series A Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on March 9, 2015 (the “Series A Certificate of Designations”);

(iv)	the Company’s Certificate of Designations of Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 10, 2016 (the “Series B Certificate of Designations”);

(v)	the Company’s Certificate of Designations of Series C Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 14, 2016 (the “Series C Certificate of Designations”);

(vi)	the Company’s Certificate of Designations of Series D Junior Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware on August 11, 2016 (the “Series D Certificate of Designations”);

(vii)	the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on March 9, 2005 (as amended on November 30, 2016, the “Second Amended and Restated Certificate of Incorporation,” and together with the Series A Certificate of Designations, the Series B Certificate of Designations, the Series C Certificate of Designations and the Series D Certificate of Designations, the “Certificate of Incorporation”);

(viii)	the Company's Amended and Restated Bylaws effective as of April 27, 2011 (the “Bylaws”);

(ix)	the Specimen Common Stock Certificate, filed as Exhibit 4.1to the Registration Statement;

(x)	the Asset Purchase Agreement;

(xi)	the Plan;

(xii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware, dated March 10, 2017; and

(xiii)	the resolutions of the board of directors of the Company (the “Board of Directors”), relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement, certified as of the date hereof by an officer of the Company.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

We have assumed further that (i) at the time of issuance and delivery of the Rights, the Plan will be the valid and legally binding obligation of the Rights Agent, (ii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized and (iii) at the time of issuance and delivery of the Rights, there are sufficient shares of preferred stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance.

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.	Upon issuance of the Common Stock upon conversion of the RSUs in accordance with the provisions of the Asset Purchase Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	Upon issuance of the Rights attached to such shares of Common Stock in accordance with the Plan, such Rights will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In addition, with respect to our opinion set forth in paragraph 2 above and the Rights and the Plan, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we have assumed that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Plan, and (iii) we address the Rights and the Plan in their entirety, and it is not settled whether the invalidity of any particular provision of the Plan or of the Rights issued thereunder would result in invalidating such Plan or Rights in their entirety.

The opinion set forth in this letter relates only to the Federal laws of the United States of America, the laws of the State of New York, and, to the extent relevant, the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Common Stock.

The opinion expressed herein is based upon the law as in effect and the documentation and facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dechert LLP